Exhibit 5.1

Registration Statement on Form F-1 of

Oi S.A. – In Judicial Reorganization

Rio de Janeiro, [•], 2018

Oi S.A. – In Judicial Reorganization

Rua Humberto de Campos, 425, 8th floor, Leblon

22430-190

Rio de Janeiro, RJ, Brazil

Ladies and Gentlemen:

We have acted as Brazilian counsel to Oi S.A. – In Judicial Reorganization, a public company organized under the laws of the Federative Republic of Brazil (“Oi”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-1, Registration No. 333-227176 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to security holders of the Company in connection with the issuance by Oi to: (1) holders of common shares of Oi (the “Common Shares”) and holders of preferred shares of Oi (the “Preferred Shares”), in each case as owned on a record date (the “Qualifying Shareholders”), of transferable rights (the “Common Shares Rights”) entitling the Qualifying Shareholders to purchase new Common Shares (the “New Common Shares”); and (2) holders of American Depositary Shares (“ADSs”), each representing five Common Shares (the “Common ADSs”), and holders of ADSs, each representing one Preferred Share (the “Preferred ADSs”), in each case as owned on a record date (the “Qualifying ADS Holders”), of transferable rights (the “Common ADS Rights”) entitling the Qualifying ADS Holders to purchase new Common ADSs (the “New Common ADSs”). The Registration Statement relates to the issuance by Oi of: (i) the Common Share Rights; (ii) the Common ADS Rights; (iii) the New Common Shares issuable upon exercise of the Common Share Rights; and (iv) the New Common ADSs issuable upon exercise of the Common ADS Rights. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.

We have examined and relied upon originals or certified, conformed or reproduction copies of agreements, instruments, documents and records of Oi, as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In all such examinations, we have assumed, without any independent investigation or inquiry of any kind, the legal capacity of all natural persons executing such documents, the genuineness of all signatures on original or certified copies, the authenticity and completeness of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

We have assumed that there are no other documents, agreements or other arrangements involving any party or other relevant instrument that may in any way affect the opinions expressed herein. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of Oi.

Based upon the foregoing, and subject to each and all of the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1)

The Common Share Rights have been duly authorized by Oi and, when issued to Qualifying Shareholders as contemplated in the Registration Statement, will be the valid and binding obligations of Oi, enforceable against Oi in accordance with their terms and applicable Brazilian laws.

(2)

The New Common Shares will be duly authorized and validly issued, fully paid in and non-assessable and free of statutory preemptive rights when issued and delivered against payment therefor upon exercise of the Common Share Rights as contemplated in the Registration Statement.

The foregoing opinions are subject to the following assumptions, qualifications, limitations and exceptions: (i) the Common Share Rights and the New Common Shares are issued as described in the Registration Statement; (ii) any approval of or filing with any governmental or regulatory authority in Brazil with respect to the Rights Offer, including any approval by the Agência Nacional de Telecomunicações (the Brazilian National Telecommunication Agency) and by the Conselho Administrativo de Defesa Econômica (the Brazilian Administrative Council for Economic Defense) has been obtained or made or is in full force and effect; (iii) the board of directors of Oi verifies the subscription of the New Common Shares and confirms the capital increase of which the Rights Offer is a part; and (iv) as from this date there is no judicial decision by the RJ Court or any other court in Brazil overruling the confirmation of the RJ Plan with respect to the capital increase of which the Rights Offer is a part.

We are qualified to practice law in Brazil only and therefore the opinions expressed in this letter are limited to questions arising under the laws of Brazil. This opinion does not cover any questions arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion.

This opinion is dated as of today and we also expressly disclaim any responsibility to advise you or the holders of any securities issued by you or the holders of any other security that underlies any securities issued by you, with respect to any developments, modifications or circumstances of any kind occurring after the date hereof, even though such development or modification may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion letter.

We express no opinion as to any agreement, instruments or other documents other than as specified in this letter.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference made to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement.

Very truly yours,

Barbosa Müssnich Aragão